Exhibit 99.1

Georgia Gulf Corporation 400 Perimeter Center Terrace/Suite 595 Atlanta, GA 30346 (770) 395-4500 FAX (770) 395-4529

May 2, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen,

        Arthur Andersen LLP ("Andersen"), our independent public accountant, has represented to us that its review of our consolidated financial statements as of December 31, 2001, was subject to Andersen's quality control system for its U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and appropriate availability of national office consultation. The availability of personnel at foreign affiliates of Andersen was not relevant to our audit, and, thus, we received no assurance from Andersen regarding such availability.

Very truly yours,

/s/ RICHARD B. MARCHESE Richard B. Marchese Vice President Finance, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer) Georgia Gulf Corporation